Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY	Ted Peters, Chairman, CEO
FOR MORE INFORMATION CONTACT:	610-581-4800
Frank Leto, President, COO
610-581-4730
J. Duncan Smith, CFO
610-526-2466

Bryn Mawr Bank Corporation Reports Earnings of $6.5 Million,

Declares Dividend of $0.19, Shareholders Approve Continental Merger

BRYN MAWR, Pa., October 23, 2014 - Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today reported net income of $6.5 million and diluted earnings per share of $0.47 for the three months ended September 30, 2014, as compared to net income of $6.4 million and diluted earnings per share of $0.47 for the same period in 2013. Net income for the three months ended September 30, 2014 included pre-tax due diligence and merger-related expenses of $775 thousand as compared to $328 thousand for the same period in 2013.

Significant factors contributing to the results for the three months ended September 30, 2014, as compared to the same period in 2013, included increases in net interest income and wealth management revenues, along with a decrease in provision for loan and lease losses between periods. These improvements were largely offset by an increase in the due diligence and merger-related expenses.

“We are pleased with our continued strong financial results,” commented Ted Peters, Chairman and Chief Executive Officer. “Our credit quality remains excellent and loan growth continues to be healthy. We are looking forward to a solid fourth quarter and another record year of earnings,” he added.

The pending merger with Continental Bank Holdings, Inc. (“CBH”), which has received the necessary regulatory approvals and which recently received shareholder approval from both institutions, is progressing as planned. Frank Leto, President and Chief Operating Officer commented, “As the CBH merger approaches its completion, we are very proud of all the long hours and hard work put in by the teams from both organizations and look forward to a successful integration of the institutions.”

On October 23, 2014, the Board of Directors of the Corporation declared a quarterly dividend of $0.19 per share, payable December 1, 2014 to shareholders of record as of November 4, 2014.

SIGNIFICANT ITEMS OF NOTE

Results of Operations – 3rd Quarter 2014 Compared to 3rd Quarter 2013

•	Net income of $6.5 million for the three months ended September 30, 2014 increased $105 thousand, or 1.6%, from $6.4 million for the same period in 2013.

•	Net interest income for the three months ended September 30, 2014 was $19.2 million, an increase of $643 thousand, or 3.5%, from $18.5 million for the same period in 2013. The increase in net interest income between the periods was largely the result of a $165.9 million, or 11.3%, increase in average portfolio loans for the three months ended September 30, 2014 as compared to the same period in 2013. Partially offsetting this loan growth was a decrease in average available for sale investment securities of $58.9 million for the three months ended September 30, 2014 as compared to the same period in 2013. In addition to the decrease in the investment portfolio, average long-term borrowings increased by $71.3 million, or 43.5% for the three months ended September 30, 2014 as compared to the same period in 2013. Cash flows from available for sale investment securities and long-term FHLB advances were utilized to fund the loan growth between the periods.

•

The tax-equivalent net interest margin of 3.87% for the three months ended September 30, 2014 was an 18 basis point decrease from 4.05% for the same period in 2013. The decrease was primarily the result of a 27 basis point decline in yield on portfolio loans and a 5 basis point increase in rate paid on interest-bearing liabilities. The decline in yield on portfolio loans was related to the impact of fair value accounting for acquired loans which increased the tax-equivalent yield on loans during the three months ended September 30, 2014 by 12 basis points, as compared to a 23 basis point increase for the same period in 2013. Lessening the impact of these unfavorable yield and rate changes was a $151.1 million increase in average interest-earning assets offset by a $99.4 million increase in interest-bearing liabilities for the three months ended September 30, 2014 as compared to the same period in 2013.

•	Non-interest income for the three months ended September 30, 2014 increased $156 thousand as compared to the same period in 2013. A $464 thousand increase in wealth management revenue during the three months ended September 30, 2014 was partially offset by decreases of $138 thousand in net gain on sale of residential mortgage loans and $112 thousand in other operating income. Wealth Management Division assets under management, administration, supervision and brokerage as of September 30, 2014 were $7.6 billion, an increase of $498 million, or 7.0%, from September 30, 2013. This increase was driven by organic growth due to the success of the division’s strategic initiatives, market appreciation and other new business between the dates.

•	Non-interest expense for the three months ended September 30, 2014 increased $638 thousand, to $20.0 million, as compared to $19.3 million for the same period in 2013. Largely contributing to the increase was a $447 thousand increase in due diligence and merger-related expenses related to the pending completion of the merger with CBH. In addition to the increase in merger costs, increases in occupancy expenses were largely offset by decreases in employee benefits and other operating expenses.

•	Nonperforming loans and leases of $8.3 million as of September 30, 2014 were 0.51% of total portfolio loans and leases, as compared to $10.6 million, or 0.71% of total portfolio loans and leases as of September 30, 2013. For the three months ended September 30, 2014, the Corporation recorded net loan and lease charge-offs of $421 thousand, as compared to $376 thousand for the same period in 2013. The provision for loan and lease losses for the three month periods ended September 30, 2014 was $550 thousand, as compared to $959 thousand for the same period in 2013.

Results of Operations – 3rd Quarter 2014 Compared to the 2nd Quarter 2014

•	Net income of $6.5 million for the three months ended September 30, 2014 decreased $1.1 million, or 14.4%, from $7.6 million for the three months ended June 30, 2014.

•	Net interest income for the three months ended September 30, 2014 was $19.2 million, a decrease of $266 thousand, or 1.4%, from $19.4 million for the three months ended June 30, 2014. A $31.1 million increase in average interest-earning assets was partially offset by an $11.9 million increase in average interest-bearing liabilities between periods. However, the yield earned in interest-earning assets declined by 16 basis points between periods, which caused the decrease in net interest income.

•	The tax-equivalent net interest margin of 3.87% for the three months ended September 30, 2014 was a 16 basis point decrease from 4.03% for the three months ended June 30, 2014. The majority of this decline was related to the 19 basis point decrease in yield earned on portfolio loans. The decline in yield on portfolio loans was related to the impact of fair value accounting for acquired loans which increased the tax-equivalent yield on loans during the three months ended September 30, 2014 by 12 basis points, as compared to a 24 basis point increase for the three months ended June 30, 2014.

•

Non-interest income for the three months ended September 30, 2014 decreased $1.2 million as compared to the three months ended June 30, 2014. Contributing to this decrease between periods was a $400 thousand decrease in wealth management revenue, a $269 thousand decrease in gain on sale of other real estate owned (“OREO”) and a $375 thousand decrease in other operating income. Wealth management revenue during the three months ended June 30, 2014 included fees related to tax work performed during the federal tax filing period. This work was not repeated during the three months ended September 30, 2014. During the three months ended September 30, 2014, the Corporation recorded a net loss on sale of OREO of $49 thousand as compared to a net gain on sale of

$220 thousand for the three months ended June 30, 2014. Other operating income was reduced by $86 thousand in losses recorded on trading securities during the three months ended September 30, 2014, as compared to a gain of $148 thousand recorded during three months ended June 30, 2014. The Corporation’s trading portfolio is wholly comprised of assets held for certain deferred compensation trusts, whose changes in market value are offset by corresponding charges or credits to deferred compensation expense.

•	Non-interest expense for the three months ended September 30, 2014 decreased $665 thousand, to $20.0 million, as compared to $20.6 million for the three months ended June 30, 2014. The decrease between the periods was largely related to a decrease of $741 thousand in salaries and employee benefits. The decrease in salaries and employee benefits was related to lower levels of incentive and bonus accruals during the third quarter of 2014 as compared to the second quarter of 2014. In addition, severance compensation recorded during the second quarter of 2014 was not present during the third quarter of 2014. Partially offsetting this decrease was a $398 thousand increase in due diligence and merger-related costs associated with the pending merger with CBH.

•	Nonperforming loans and leases of $8.3 million as of September 30, 2014 were 0.51% of total portfolio loans and leases, as compared to $8.4 million, or 0.52% of total portfolio loans and leases as of June 30, 2014. For the three months ended September 30, 2014, the Corporation recorded net loan and lease charge-offs of $421 thousand, as compared to $200 thousand for the three months ended June 30, 2014. The provision for loan and lease losses for the three month periods ended September 30, 2014 was $550 thousand, as compared to a $100 thousand release from the allowance for loan and lease losses (the “Allowance”) for the three months ended June 30, 2014, an increase of $650 thousand.

Financial Condition – September 30, 2014 Compared to December 31, 2013

•	Total portfolio loans and leases of $1.65 billion as of September 30, 2014 increased by $98.1 million, or 6.3%, from December 31, 2013, with commercial mortgages, commercial and industrial, and construction loans accounting for a majority of the increase.

•	The allowance for loan and lease losses as of September 30, 2014 was $15.6 million, or 0.95%, of portfolio loans as compared to $15.5 million, or 1.00% of portfolio loans and leases, as of December 31, 2013.

•	Total assets as of September 30, 2014 were $2.12 billion, an increase of $62.2 million from December 31, 2013. Loan originations, partially offset by decreases in available for sale investment securities and interest-bearing deposits with other banks, accounted for the majority of this increase, with funding for loan originations provided by increased deposits and borrowings.

•	Deposits of $1.61 billion, as of September 30, 2014, increased $19.0 million from December 31, 2013. The increase was comprised of a $25.5 million increase in wholesale time deposits, an $11.6 million increase in non-interest-bearing deposits and a $13.1 million increase in savings and money market accounts. These increases were partially offset by decreases of $19.6 million and $9.9 million in retail time deposits and NOW accounts, respectively, between the December 31, 2013 and September 30, 2014.

•	The capital ratios for the Bank and the Corporation, as shown in the table at page 18 below, indicate levels well above the regulatory minimum to be considered “well capitalized.” The tangible equity ratios for both the Bank and the Corporation have improved from their December 31, 2013 levels of 8.78% and 8.92%, to 9.21% and 9.58%, respectively, at September 30, 2014. These increases were primarily related to an increase in retained earnings, along with increases in unrealized gains on available for sale investment securities between December 31, 2013 and September 30, 2014.

EARNINGS CONFERENCE CALL

The Corporation will hold an earnings conference call at 8:30 AM EDT on Friday, October 24, 2014. Interested parties may participate by calling 1-877-504-8812. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through 9:00 AM EDT on Tuesday, November 4, 2014. A recording of the earnings conference call may be obtained by calling 1-877-344-7529, referring to conference number 10053617.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Bryn Mawr Bank Corporation’s website. To access the call, please visit the website at http://services.choruscall.com/links/bmtc141024.html. An online archive of the webcast will be available within one hour of the conclusion of the call. The Corporation has also recently expanded its Investor Relations website to include added resources and information for shareholders and interested investors. Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital, our ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of our loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions on our business and in our market area; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; changes in accounting policies and practices; the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities; material differences in the actual financial results, cost savings and revenue enhancements associated with our acquisitions; and other factors as described in our securities filings. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports subsequently filed with the SEC.

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Bryn Mawr Bank Corporation

Consolidated Statements of Income - (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Interest income	$20,749	$20,941	$20,161	$20,525	$19,820
Interest expense	1,573	1,499	1,438	1,400	1,287

Net interest income	19,176	19,442	18,723	19,125	18,533
Provision for loan and lease losses	550	(100)	750	812	959

Net interest income after provision for loan and lease losses	18,626	19,542	17,973	18,313	17,574

Fees for wealth management services	9,099	9,499	8,913	9,106	8,635
Loan servicing and other fees	431	428	446	465	481
Service charges on deposits	663	656	601	638	627
Net gain on sale of residential mortgage loans	440	537	324	529	578
Net gain (loss) on sale of investment securities available for sale	—	85	(4)	(10)	—
Net (loss) gain on sale of other real estate owned	(49)	220	—	(106)	(1)
Bank owned life insurance income	76	74	81	88	72
Other operating income	883	1,258	778	1,525	995

Non-interest income	11,543	12,757	11,139	12,235	11,387

Salaries and wages	9,110	9,694	8,440	9,438	9,012
Employee benefits	1,652	1,809	1,979	2,399	1,896
Occupancy and bank premises	1,881	1,683	1,933	1,738	1,646
Furniture fixtures and equipment	1,078	1,089	983	1,017	920
Advertising	310	455	339	431	303
Net (recovery) impairment of mortgage servicing rights	(3)	(3)	(8)	(10)	33
Amortization of mortgage servicing rights	128	128	115	123	187
Amortization of intangible assets	633	636	637	655	657
FDIC insurance	265	242	271	259	271
Due diligence and merger-related expenses	775	377	264	155	328
Professional fees	701	914	593	581	636
Pennsylvania bank shares tax	412	412	368	274	139
Other operating expenses	3,019	3,190	2,985	3,598	3,295

Non-interest expense	19,961	20,626	18,899	20,658	19,323

Income before income taxes	10,208	11,673	10,213	9,890	9,638
Income tax expense	3,702	4,069	3,524	3,419	3,237

Net income	$6,506	$7,604	$6,689	$6,471	$6,401

Per share data:
Weighted average shares outstanding	13,600,355	13,531,170	13,485,213	13,419,269	13,336,799
Dilutive common shares	272,516	304,998	304,828	308,674	275,343

Adjusted weighted average dilutive shares	13,872,871	13,836,168	13,790,041	13,727,943	13,612,142

Basic earnings per common share	$0.48	$0.56	$0.50	$0.48	$0.48
Diluted earnings per common share	$0.47	$0.55	$0.49	$0.47	$0.47
Dividend declared per share	$0.19	$0.18	$0.18	$0.18	$0.17
Effective tax rate	36.3%	34.9%	34.5%	34.6%	33.6%

Supplemental Non-GAAP Performance Measures* (Includes Reconciliation of Non-GAAP to GAAP Performance Measures)
Net income (a GAAP measure)	$6,506	$7,604	$6,689	$6,471	$6,401
add: tax-effected* due diligence and merger-related expenses	504	245	172	101	213

Net income excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	7,010	7,849	6,861	6,572	6,614

Basic earnings per common share excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	$0.52	$0.58	$0.51	$0.49	$0.50

Diluted earnings per common share excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	$0.51	$0.57	$0.50	$0.48	$0.49

*	The Corporation believes the presentation of the above non-GAAP financial measure provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations of the Corporation. Management uses this non-GAAP financial measure in its analysis of the Corporation’s performance. This non-GAAP disclosure should not be viewed as a substitute for the financial measure determined in accordance with GAAP, nor is it necessarily comparable to a non-GAAP performance measure that may be presented by other companies
**	assumed nominal tax rate of 35%

Bryn Mawr Bank Corporation

Consolidated Statements of Income - (unaudited)

(dollars in thousands, except per share data)

	For The Nine Months Ended September 30,
	2014	2013
Interest income	$61,851	$57,892
Interest expense	4,510	4,027

Net interest income	57,341	53,865
Provision for loan and lease losses	1,200	2,763

Net interest income after provision for loan and lease losses	56,141	51,102

Fees for wealth management services	27,511	26,078
Loan servicing and other fees	1,305	1,380
Service charges on deposits	1,920	1,807
Net gain on sale of residential mortgage loans	1,301	3,588
Net gain on sale of investment securities available for sale	81	2
Net gain (loss) on sale of other real estate owned	171	(194)
Bank owned life insurance income	231	270
Other operating income	2,919	3,189

Non-interest income	35,439	36,120

Salaries and wages	27,244	26,908
Employee benefits	5,440	6,433
Net gain on curtailment of nonqualified pension plan	—	(690)
Occupancy and bank premises	5,497	5,124
Furniture fixtures and equipment	3,150	2,960
Advertising	1,104	1,095
Net (recovery) impairment of mortgage servicing rights	(14)	13
Amortization of mortgage servicing rights	371	617
Amortization of intangible assets	1,906	1,978
FDIC insurance	778	804
Due diligence and merger-related expenses	1,416	1,730
Professional fees	2,208	1,875
Early extinguishment of debt - costs and premiums	—	347
Pennsylvania bank shares tax	1,192	669
Other operating expenses	9,194	10,219

Non-interest expense	59,486	60,082

Income before income taxes	32,094	27,140
Income tax expense	11,295	9,167

Net income	$20,799	$17,973

Per share data:
Weighted average shares outstanding	13,539,329	13,274,801
Dilutive common shares	294,114	244,302

Adjusted weighted average shares	13,833,443	13,519,103

Basic earnings per common share	$1.54	$1.35

Diluted earnings per common share	$1.50	$1.33

Dividend declared per share	$0.55	$0.51

Effective tax rate	35.2%	33.8%

Supplemental Non-GAAP Performance Measures* (Includes Reconciliation of Non-GAAP to GAAP Performance Measures)
Net income (a GAAP measure)	$20,799	$17,973
add: tax-effected** due diligence and merger-related expenses	1,435	1,219

Net income excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	22,234	19,192

Basic earnings per common share excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	$1.64	$1.45

Diluted earnings per common share excluding tax-effected** due diligence and merger-related expenses (a non-GAAP measure)	$1.61	$1.42

*	The Corporation believes the presentation of the above non-GAAP financial measure provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations of the Corporation. Management uses this non-GAAP financial measure in its analysis of the Corporation’s performance. This non-GAAP disclosure should not be viewed as a substitute for the financial measure determined in accordance with GAAP, nor is it necessarily comparable to a non-GAAP performance measure that may be presented by other companies
**	assumed nominal tax rate of 35%

Bryn Mawr Bank Corporation

Consolidated Balance Sheets - (unaudited)

(dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Assets
Interest-bearing deposits with banks	$56,253	$85,946	$59,248	$67,618	$71,203
Investment securities - available for sale	265,939	266,402	272,599	285,808	319,917
Investment securities - trading	3,803	3,597	3,517	3,437	2,357
Loans held for sale	1,375	1,631	1,340	1,350	1,284
Portfolio loans:
Consumer	16,810	18,907	18,104	16,926	17,572
Commercial & industrial	342,524	334,474	334,295	328,459	303,259
Commercial mortgages	683,558	666,924	640,574	625,341	622,771
Construction	59,923	55,051	44,060	46,369	39,055
Residential mortgages	314,127	310,491	301,532	300,243	291,645
Home equity lines & loans	183,314	185,593	186,277	189,571	187,634
Leases	44,982	44,102	40,988	40,276	38,079

Total portfolio loans and leases	1,645,238	1,615,542	1,565,830	1,547,185	1,500,015

Earning assets	1,972,608	1,973,118	1,902,534	1,905,398	1,894,776

Cash and due from banks	11,312	17,018	14,696	13,453	24,958
Allowance for loan and lease losses	(15,599)	(15,470)	(15,770)	(15,515)	(15,027)
Premises and equipment	32,733	32,679	32,473	31,796	31,436
Accrued interest receivable	5,661	5,526	5,687	5,728	5,703
Mortgage servicing rights	4,796	4,760	4,734	4,750	4,744
Goodwill	32,843	32,843	32,843	32,843	32,843
Other intangible assets	17,459	18,092	18,728	19,365	20,020
Bank owned life insurance	20,451	20,375	20,301	20,220	20,132
FHLB stock	12,889	12,775	11,911	11,654	12,590
Deferred income taxes	5,786	5,984	7,517	8,690	11,955
Other investments	4,592	4,507	4,392	4,437	4,337
Other assets	18,351	19,018	19,770	18,846	10,506

Total assets	$2,123,882	$2,131,225	$2,059,816	$2,061,665	$2,058,973

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$256,890	$263,247	$269,409	$266,787	$244,826
Money market	550,238	559,070	556,076	544,310	548,011
Savings	142,364	145,312	141,979	135,240	137,431
Wholesale non-maturity deposits	41,290	41,840	42,704	42,937	57,195
Wholesale time deposits	60,171	50,152	34,104	34,639	23,127
Time deposits	121,158	123,572	130,983	140,794	145,119

Total interest-bearing deposits	1,172,111	1,183,193	1,175,255	1,164,707	1,155,709

Non-interest-bearing deposits	438,221	436,739	404,340	426,640	394,947

Total deposits	1,610,332	1,619,932	1,579,595	1,591,347	1,550,656

Long-term FHLB advances and other borrowings	230,574	233,132	214,640	205,644	191,645
Short-term borrowings	13,980	13,320	10,739	10,891	75,588
Other liabilities	21,387	21,470	19,365	23,885	23,323
Shareholders’ equity	247,609	243,371	235,477	229,898	217,761

Total liabilities and shareholders’ equity	$2,123,882	$2,131,225	$2,059,816	$2,061,665	$2,058,973

Bryn Mawr Bank Corporation

Consolidated Quarterly Average Balance Sheets - (unaudited)

(dollars in thousands)

	For The Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Assets
Interest-bearing deposits with banks	$78,324	$70,775	$67,809	$56,569	$35,589
Investment securities - available for sale	265,491	271,830	281,572	310,183	324,418
Investment securities - trading	3,599	3,518	3,438	2,368	2,182
Loans held for sale	1,116	1,280	504	1,197	867
Portfolio loans and leases	1,629,102	1,599,104	1,549,161	1,522,408	1,463,492

Earning assets	1,977,632	1,946,507	1,902,484	1,892,725	1,826,548

Cash and due from banks	12,739	12,067	12,302	13,132	12,497
Allowance for loan and lease losses	(15,672)	(16,073)	(15,761)	(15,226)	(14,653)
Premises and equipment	32,763	32,829	32,358	31,770	31,216
Goodwill	32,843	32,843	32,843	32,843	32,843
Other intangible assets	17,821	18,459	19,095	19,741	20,400
Bank owned life insurance	20,402	20,327	20,252	20,163	20,086
FHLB stock	12,864	12,663	11,915	12,242	12,809
Deferred income taxes	5,926	7,119	7,908	11,733	11,946
Other assets	30,491	29,750	29,940	22,288	21,904

Total assets	$2,127,809	$2,096,491	$2,053,336	$2,041,411	$1,975,596

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$255,601	$264,087	$263,612	$248,722	$249,982
Money market	565,803	556,241	545,108	548,351	559,911
Savings	143,877	143,418	137,812	137,327	135,070
Wholesale non-maturity deposits	43,256	42,970	41,828	48,465	47,804
Wholesale time deposits	54,976	48,791	35,133	22,735	10,911
Time deposits	121,986	127,167	134,574	142,258	152,788

Total interest-bearing deposits	1,185,499	1,182,674	1,158,067	1,147,858	1,156,466

Non-interest bearing deposits	426,883	416,104	415,514	420,072	402,292

Total deposits	1,612,382	1,598,778	1,573,581	1,567,930	1,558,758

Long-term FHLB advances and other borrowings	235,091	222,851	212,405	204,780	163,818
Short-term borrowings	14,074	17,220	13,090	25,364	14,995
Other liabilities	22,298	19,368	22,546	23,401	24,904
Shareholders’ equity	243,964	238,274	231,714	219,936	213,121

Total liabilities and shareholders’ equity	$2,127,809	$2,096,491	$2,053,336	$2,041,411	$1,975,596

Bryn Mawr Bank Corporation

Consolidated Year-to-Date Average Balance Sheets - (unaudited)

(dollars in thousands)

	For The Nine Months Ended September 30,
	2014	2013
Assets

Interest bearing deposits with banks	$72,341	$70,681
Investment securities - available for sale	272,906	324,469
Investment securities - trading	3,519	2,017
Loans held for sale	969	1,909
Portfolio loans and leases	1,592,749	1,430,351

Earning assets	1,942,484	1,829,427

Cash and due from banks	12,371	12,884
Allowance for loan and lease losses	(15,835)	(14,657)
Premises and equipment	32,652	31,294
Goodwill	32,843	32,878
Intangible assets	18,454	21,055
Bank owned life insurance	20,327	19,999
FHLB stock	12,508	11,760
Deferred income taxes	6,977	11,708
Other assets	30,037	22,344

Total assets	$2,092,818	$1,978,692

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$261,071	$260,180
Money market	555,793	569,159
Savings	141,724	133,910
Wholesale non-maturity deposits	42,690	39,238
Wholesale time deposits	46,373	11,337
Time deposits	127,863	169,184

Total interest-bearing deposits	1,175,514	1,183,008

Non-interest-bearing deposits	419,542	393,576

Total deposits	1,595,056	1,576,584

Long-term FHLB advances and other borrowings	223,532	154,386
Short-term borrowings	14,798	13,455
Other liabilities	21,403	24,874
Shareholders’ equity	238,029	209,393

Total liabilities and shareholders’ equity	$2,092,818	$1,978,692

Bryn Mawr Bank Corporation

Quarterly Average Balances and Tax-Equivalent Interest Income and Expense and Tax-Equivalent Yields - (unaudited)

	For The Three Months Ended
	September 30, 2014			June 30, 2014			March 31, 2014			December 31, 2013			September 30, 2013
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$78,324	$46	0.23%	$70,775	$44	0.25%	$67,809	$37	0.22%	$56,569	$27	0.19%	$35,589	$21	0.23%
Investment securities - available for sale:
Taxable	230,457	884	1.52%	235,853	903	1.54%	245,006	972	1.61%	271,152	1,127	1.65%	284,558	988	1.38%
Tax-exempt	35,034	149	1.69%	35,977	151	1.68%	36,566	153	1.70%	39,031	159	1.62%	39,860	159	1.58%

Total investment securities - available for sale	265,491	1,033	1.54%	271,830	1,054	1.56%	281,572	1,125	1.62%	310,183	1,286	1.64%	324,418	1,147	1.40%
Investment securities - trading	3,599	9	0.99%	3,518	17	1.94%	3,438	7	0.83%	2,368	51	8.54%	2,182	7	1.27%
Loans and leases *	1,630,218	19,767	4.81%	1,600,384	19,936	5.00%	1,549,665	19,107	5.00%	1,523,605	19,277	5.02%	1,464,359	18,755	5.08%

Total interest-earning assets	1,977,632	20,855	4.18%	1,946,507	21,051	4.34%	1,902,484	20,276	4.32%	1,892,725	20,641	4.33%	1,826,548	19,930	4.33%
Cash and due from banks	12,739			12,067			12,302			13,132			12,497
Less allowance for loan and lease losses	(15,672)			(16,073)			(15,761)			(15,226)			(14,653)
Other assets	153,110			153,990			154,311			150,780			151,204

Total assets	$2,127,809			$2,096,491			$2,053,336			$2,041,411			$1,975,596

Liabilities:

Interest-bearing deposits:
Savings, NOW and market rate deposits	$965,281	$430	0.18%	$963,746	$420	0.17%	$946,532	$405	0.17%	$934,400	$414	0.18%	$944,963	$419	0.18%
Wholesale deposits	98,232	175	0.71%	91,761	147	0.64%	76,961	114	0.60%	71,200	85	0.47%	58,715	55	0.37%
Time deposits	121,986	137	0.45%	127,167	146	0.46%	134,574	170	0.51%	142,258	151	0.42%	152,788	165	0.43%

Total interest-bearing deposits	1,185,499	742	0.25%	1,182,674	713	0.24%	1,158,067	689	0.24%	1,147,858	650	0.22%	1,156,466	639	0.22%
Borrowings:
Short-term borrowings	14,074	3	0.08%	17,220	5	0.12%	13,090	3	0.09%	25,364	12	0.19%	14,995	5	0.13%
Long-term FHLB advances and other borrowings	235,091	828	1.40%	222,851	781	1.41%	212,405	746	1.42%	204,780	738	1.43%	163,818	643	1.56%

Total borrowings	249,165	831	1.32%	240,071	786	1.31%	225,495	749	1.35%	230,144	750	1.29%	178,813	648	1.44%
Total interest-bearing liabilities	1,434,664	1,573	0.43%	1,422,745	1,499	0.42%	1,383,562	1,438	0.42%	1,378,002	1,400	0.40%	1,335,279	1,287	0.38%
Noninterest-bearing deposits	426,883			416,104			415,514			420,072			402,292
Other liabilities	22,298			19,368			22,546			23,401			24,904

Total noninterest-bearing liabilities	449,181			435,472			438,060			443,473			427,196
Total liabilities	1,883,845			1,858,217			1,821,622			1,821,475			1,762,475
Shareholders’ equity	243,964			238,274			231,714			219,936			213,121

Total liabilities and shareholders’ equity	$2,127,809			$2,096,491			$2,053,336			$2,041,411			$1,975,596

Interest income to earning assets			4.18%			4.34%			4.32%			4.33%			4.33%
Net interest spread			3.75%			3.92%			3.90%			3.93%			3.95%
Effect of noninterest-bearing sources			0.12%			0.11%			0.12%			0.10%			0.10%

Tax-equivalent net interest income/ margin on earning assets		$19,282	3.87%		$19,552	4.03%		$18,838	4.02%		$19,241	4.03%		$18,643	4.05%

Tax-equivalent adjustment		$106	0.02%		$110	0.02%		$115	0.02%		$116	0.02%		$110	0.02%

Supplemental Information Regarding Accretion of Fair Value Marks
Accretion of fair value marks on loans		$516			$941			$761			$879			$860
Accretion of fair value marks on time deposits		6			6			7			49			71
Accretion of fair value marks on borrowings		30			30			30			30			30

Net interest income from fair value marks		$552			$977			$798			$958			$961

Effect of fair value mark accretion on tax-equivalent net interest margin		0.11%			0.20%			0.17%			0.20%			0.21%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Bryn Mawr Bank Corporation

Average Balances and Tax-Equivalent Interest Income and Expense and Tax-Equivalent Yields

	For The Nine Months Ended September 30,
	2014			2013
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$72,341	127	0.23%	$70,681	131	0.25%
Investment securities available for sale:						%
Taxable	237,053	2,759	1.56%	286,964	2,721	1.27%
Tax-exempt	35,853	453	1.69%	37,505	429	1.53%

Investment securities - available for sale	272,906	3,212	1.57%	324,469	3,150	1.30%
Investment securities - trading	3,519	33	1.25%	2,017	23	1.52%
Loans and leases *	1,593,718	58,810	4.93%	1,432,260	54,902	5.13%

Total interest earning assets	1,942,484	62,182	4.28%	1,829,427	58,206	4.25%
Cash and due from banks	12,371			12,884
Less allowance for loan and lease losses	(15,835)			(14,657)
Other assets	153,798			151,038

Total assets	$2,092,818			$1,978,692

Liabilities:

Savings, NOW and market rate deposits	$958,588	$1,254	0.17%	$963,249	$1,343	0.19%
Wholesale deposits	89,063	437	0.66%	50,575	153	0.40%
Time deposits	127,863	453	0.47%	169,184	613	0.48%

Total interest-bearing deposits	$1,175,514	2,144	0.24%	$1,183,008	2,109	0.24%
Short-term borrowings	14,798	12	0.11%	154,386	1,906	1.65%
Long-term FHLB advances and other borrowings	223,532	2,354	1.41%	13,455	12	0.12%

Total Borrowings	238,330	2,366	1.33%	167,841	1,918	1.53%
Total interest-bearing liabilities	1,413,844	4,510	0.43%	1,350,849	4,027	0.40%
Noninterest-bearing deposits	419,542			393,576
Other liabilities	21,403			24,874

Total noninterest-bearing liabilities	440,945			418,450
Total liabilities	1,854,789			1,769,299
Shareholders’ equity	238,029			209,393

Total liabilities and shareholders’ equity	$2,092,818			$1,978,692

Interest income to earning assets			4.28%			4.25%
Net interest spread			3.85%			3.85%
Effect of noninterest-bearing sources			0.12%			0.11%

Tax-equivalent net interest income/ margin on earning assets		$57,672	3.97%		$54,179	3.96%

Tax-equivalent adjustment		$331	0.02%		$314	0.02%

Supplemental Information Regarding Accretion of Fair Value Marks
Accretion of fair value marks on loans		$2,218			$2,185
Accretion of fair value marks on time deposits		19			300
Accretion of fair value marks on borrowings		91			120

Net interest income from fair value marks		$2,328			$2,605

Effect of fair value mark accretion on tax-equivalent net interest margin		0.16%			0.19%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and lease balances

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data - (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended or As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Asset Quality Data

Nonaccrual loans and leases	$8,336	$8,388	$10,236	$10,530	$10,613
90 days or more past due loans, still accruing	—	—	—	—	—

Nonperforming loans and leases	8,336	8,388	10,236	10,530	10,613
Other real estate owned	894	853	1,040	855	1,253

Total nonperforming assets	$9,230	$9,241	$11,276	$11,385	$11,866

Troubled debt restructurings included in nonperforming assets	$1,725	$1,597	$2,698	$1,699	$2,628
Troubled debt restructurings in compliance with modified terms	6,913	7,487	6,667	7,277	8,947

Total troubled debt restructurings	$8,638	$9,084	$9,365	$8,976	$11,575
Nonperforming loans and leases / portfolio loans & leases	0.51%	0.52%	0.65%	0.68%	0.71%

Nonperforming assets / total assets	0.43%	0.43%	0.55%	0.55%	0.58%

Net loan and lease charge-offs / average loans and leases (annualized)	0.10%	0.05%	0.13%	0.09%	0.10%

Delinquency rate* - Performing and nonperforming loans and leases 30 days or more past due	0.48%	0.64%	0.59%	0.65%	0.68%
Performing loans and leases - 30-89 days past due	$1,739	$3,743	$1,815	$1,718	$1,227
Delinquency rate* - Performing loans and leases - 30-89 days past due	0.11%	0.23%	0.12%	0.11%	0.08%

* as a percentage of total loans and leases

Changes in the allowance for loan and lease losses:

Balance, beginning of period	$15,470	$15,770	$15,515	$15,027	$14,444
Charge-offs	(493)	(304)	(538)	(484)	(501)
Recoveries	72	104	43	160	125

Net charge-offs	(421)	(200)	(495)	(324)	(376)
Provision for loan and lease losses	550	(100)	750	812	959

Balance, end of period	$15,599	$15,470	$15,770	$15,515	$15,027

Allowance for loan and lease losses / loans and leases	0.95%	0.96%	1.01%	1.00%	1.00%
Allowance for loan and lease losses / nonperforming loans and leases	187.1%	184.4%	154.1%	147.3%	141.6%

Bryn Mawr Bank Corporation

Consolidated Statements of Income - (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended or As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Selected ratios (annualized):

Return on average assets	1.21%	1.45%	1.32%	1.26%	1.29%
Return on average shareholders’ equity	10.58%	12.80%	11.71%	11.67%	11.92%
Return on average tangible equity (2)	13.35%	16.31%	15.10%	15.35%	15.89%
Tax-equivalent yield on loans and leases	4.81%	5.00%	5.00%	5.02%	5.08%
Tax-equivalent yield on interest-earning assets	4.18%	4.34%	4.32%	4.33%	4.33%
Cost of interest-bearing funds	0.43%	0.42%	0.42%	0.40%	0.38%
Tax-equivalent net interest margin	3.87%	4.03%	4.02%	4.03%	4.05%
Book value per share	$18.03	$17.74	$17.24	$16.84	$16.07
Tangible book value per share	$14.37	$14.03	$13.47	$13.02	$12.17
Shares outstanding at end of period	13,731,276	13,719,337	13,656,979	13,650,354	13,551,438

Selected data:

Mortgage loans originated	$29,861	$39,575	$17,892	$37,190	$40,426

Residential mortgage loans sold - servicing retained	$16,237	$15,154	$9,086	$12,523	$17,768
Residential mortgage loans sold - servicing released	539	—	152	531	—

Total residential mortgage loans sold	$16,776	$15,154	$9,238	$13,054	$17,768

Yield on residential mortgage loans sold	2.62%	3.54%	3.51%	4.05%	3.25%

Loans serviced for others (includes residential mortgage, commercial mortgage and commercial & industrial)	$624,598	$622,808	$618,348	$628,879	$627,058

Total wealth assets under management, administration, supervision and brokerage (1)	$7,580,779	$7,569,842	$7,361,977	$7,268,273	$7,082,926

(1)	Brokerage assets represent assets held at a registered broker dealer under a clearing agreement.
(2)	Average tangible equity equals average shareholders’ equity minus average goodwill and average other intangible assets.

	For The Nine Months Ended September 30,
	2014	2013
Selected ratios (annualized):

Return on average assets	1.33%	1.21%
Return on average shareholders’ equity	11.68%	11.48%
Return on average tangible equity (1)	14.89%	15.46%
Tax-equivalent yield on loans and leases	4.93%	5.13%
Tax-equivalent yield on interest-earning assets	4.28%	4.25%
Cost of interest-bearing liabilities	0.43%	0.40%
Tax-equivalent net interest margin	3.97%	3.96%

Selected data:

Residential mortgage loans originated	$87,328	$160,597

Residential mortgage loans sold - servicing retained	$40,477	$115,391
Residential mortgage loans sold - servicing released	691	536

Total residential mortgage loans sold	$41,168	$115,927

(1)	Average tangible equity equals average shareholders’ equity minus average goodwill and average other intangible assets.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data - (unaudited)

(dollars in thousands, except per share data)

Investment Portfolio - Available for Sale

	As of September 30, 2014			As of December 31, 2013
SECURITY DESCRIPTION	Amortized Cost	Fair Value	Net Unrealized Gain / (Loss)	Amortized Cost	Fair Value	Net Unrealized Gain / (Loss)
U.S. Treasury securities	$102	$100	$(2)	$102	$99	$(3)
Obligations of the U.S. Government and agencies	71,443	71,110	(333)	71,097	69,568	(1,529)
State & political subdivisions	33,555	33,695	140	37,140	36,977	(163)
Mortgage-backed securities	104,670	106,223	1,553	119,044	119,363	319
Collateralized mortgage obligations	37,071	37,110	39	44,463	44,243	(220)
Other debt securities	1,900	1,900	—	1,900	1,887	(13)
Bond mutual funds	11,956	12,029	73	11,456	11,457	1
Other investments	3,527	3,772	245	1,925	2,214	289

Total investment portfolio available for sale	$264,224	$265,939	$1,715	$287,127	$285,808	$(1,319)

Capital Ratios
	Regulatory Minimum To Be Well Capitalized	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
Bryn Mawr Trust Company
Tier I capital to risk weighted assets (“RWA”)	6.00%	11.60%	11.68%	11.65%	11.40%	11.36%
Total (Tier II) capital to RWA	10.00%	12.54%	12.62%	12.63%	12.38%	12.33%
Tier I leverage ratio	5.00%	9.39%	9.51%	9.43%	9.14%	9.22%
Tangible equity ratio	N/A	9.21%	9.18%	9.18%	8.78%	8.32%

Bryn Mawr Bank Corporation

Tier I capital to RWA	6.00%	12.05%	11.85%	11.71%	11.57%	11.33%
Total (Tier II) capital to RWA	10.00%	12.99%	12.79%	12.69%	12.55%	12.30%
Tier I leverage ratio	5.00%	9.77%	9.67%	9.50%	9.29%	9.22%
Tangible equity ratio	N/A	9.58%	9.32%	9.23%	8.92%	8.30%